050204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180047847-
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/31/2018 8:
	Entity Number E0219732006-

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Sky Digital Holdings Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

1. The name of the Corporation is Qualis Innovations, Inc.
3. (a) The maximum number of shares of all classes which the corporation is authorized to have outstanding is 775,000,000 shares, all par value $.0001 per share, and shall be comprised of 750,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. The holders of Preferred Stock shall have such preferences, limitations and relative rights as may be determined by the Board of Directors.
(b) The outstanding shares of Common Stock are hereby reclassified and reconstituted such that each 1,000 shares of Common Stock outstanding shall be and become one new share of Common Stock, provided that (i) each stockholder of record or beneficial stockholder shall receive not less than 100 new shares, and (ii) any fractional shares shall be rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: 1/31/18 Time: 9:00 am

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.